EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 85701-4299
(775) 884 5708
Website: secretaryofstate.biz	Filed in the office of	Document Number
	/s/ Ross Miller	20070828834-82
Filing Date and Time
	Ross Miller	12/06/2007 7:42 AM
Certificate of Amendment	Secretary of State	Entity Number
(PURSUANT TO MRS 78.385 AND 78.390)	State of Nevada	C4086-1986

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 • After Issuance of Stock)

1. Name of corporation:

Baywood International, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR: The amount of total authorized capital stock the corporation shall have the authority to issue is: five hundred and ten million (510,000,000) shares, consisting of a class of five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share, and a class of ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

The corporation is empowered to issue newly authorized Preferred Stock in lieu of debt or to capitalize the corporation as long as the issuance conforms to applicable state and federal law; and that notwithstanding any other provision in the Articles of Incorporation to the contrary, the Board of Directors shall have the authority to prescribe the classes, series and the number of each class or series of stock and the voting powers, designations, preferences, conversion features, restrictions and relative rights of each class or series of stock and that the foregoing may be fixed and determined by resolution of the Board of Directors, without further amendment to these Articles of Incorporation.

[continued on attached page]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:           74.4%

4. Effective data of filing (optional):	12/18/07
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):           X /s/ Neil Reithinger

*If any proposed amendment would alter or change any preference of any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
Nevada Secretary of State AM 78.345 Amend 2007
This form must be accompanied by appropriate fees.	Revised on: 01/01/07

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Upon the Certificate of Amendment to the Amended Articles of Incorporation becoming effective pursuant to the Nevada Revised Statutes (the "Effective Date"), every twenty issued and outstanding shares of Common Stock of the corporation will be combined into and automatically become one outstanding share of Common Stock of the corporation and the authorized shares of the corporation shall remain as set forth in these Amended Articles of Incorporation. No fractional shares shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and the corporation will pay cash for each fractional share resulting from such aggregation of each series held by a stockholder. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock.